Exhibit 1.01

Conflict Minerals Report

This is the Conflict Minerals Report (the “Report”) of J. C. Penney Company, Inc. for calendar year 2016 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended.

J. C. Penney Company, Inc. is a holding company whose principal operating subsidiary is J. C. Penney Corporation, Inc. (“JCPenney” or the “Company”). Our business consists of selling merchandise and services to consumers through our approximately 1,013 department stores in the United States and Puerto Rico (as of April 29, 2017) and through our Internet website at jcpenney.com, which utilizes fully optimized applications for desktop, mobile and tablet devices. We primarily sell family apparel and footwear, accessories, fine and fashion jewelry, beauty products through Sephora inside JCPenney, home furnishings and large appliances. In addition, our department stores provide our customers with services such as styling salon, optical, portrait photography and custom decorating.

The products in our department stores and online fall into three broad categories: JCPenney Private Brand products made specifically for us, Exclusive Brand products designed for JCPenney with licensed trademarks and sometimes sourced by us, and National Brand products made by other companies and sold in JCPenney department stores and online. For certain Private Brand and certain licensed Exclusive Brand products, JCPenney creates the product design and provides product specifications including materials, fabrics, trims, notions and components. JCPenney also manufactures certain Private Brand window coverings according to customer specifications as part of our custom decorating services.

We are filing this Report because, based on a reasonable country of origin inquiry (“RCOI”), certain products that we manufacture or contract to manufacture contain cassiterite, columbite-tantalite (coltan), gold or wolframite or their derivatives tin, tantalum and tungsten (collectively, “3TG”) that may have originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), which minerals may be considered necessary to the functionality or production of such products (the “Conflict Minerals”).

As is required, we have conducted in good faith a RCOI reasonably designed to determine whether the Conflict Minerals originated in the Covered Countries or came from recycled or scrap sources. Our RCOI process included conducting an inquiry of certain high risk Tier 1 suppliers for our Private Brand and Exclusive Brand products and our Tier 2 trim suppliers using a Conflict Minerals Survey which was developed based on the Electronic Industry Citizenship Coalition - Global E-Sustainability Initiative (“EICC-GeSI”) Conflict Minerals Reporting Template (“CMRT”). We relied upon our suppliers' representations regarding the origin of Conflict Minerals used in their products as well as their smelter data to determine the source of Conflict Minerals within our supply chain. Based on the results of our RCOI, as is required, we performed due diligence on the source and chain of custody of the Conflict Minerals.

The following product categories in certain of our Private Brands and licensed Exclusive Brands may contain 3TG: apparel containing certain trim such as zippers, handbags, window coverings and certain home décor (the “Covered Products”).

Part I. Due Diligence

We conducted due diligence on the source and chain of custody of 3TG in our Covered Products in accordance with the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”), an internationally recognized due diligence framework.

We purchase our merchandise from a broad base of domestic and foreign suppliers. We refer to suppliers with whom we directly contract as Tier 1 suppliers and suppliers with whom our Tier 1 suppliers contract as Tier 2 suppliers. As a retail company who purchases goods from suppliers, JCPenney is several levels removed from the actual mining of Conflict Minerals. JCPenney does not make purchases of raw ore or unrefined 3TG. Our implementation of the OECD Guidance is discussed below.

OECD Guidance Step One: Establish Strong Company Management System

JCPenney has an internal Conflict Minerals team led by the Global Trade Compliance Team, which coordinates and oversees the implementation of the Company’s compliance with the Conflict Minerals rules and regulations. The Conflict Minerals team works with members from Product Development & Design, Sourcing, Legal and Internal Audit. The working group evaluates product categories for potential 3TG, routinely educates members of the sourcing organization regarding the Company’s Conflict Minerals program, and provides regular updates on the program to an oversight leadership committee.

The Conflict Minerals team employs a system of controls through the use of a due diligence tool created by the EICC-GeSI’s Conflict Free Sourcing Initiative (“CFSI”) called the Conflict-Free Smelter Program. JCPenney is an active member of CFSI and utilizes the tools made available to members to vet and confirm smelters reported by suppliers.

JCPenney’s Conflict Minerals Policy establishes the following expectations for suppliers:

•	Suppliers may not include in any products sold to JCPenney any tin, tantalum, tungsten or gold mined in the Covered Countries that fund armed conflict.

•
Suppliers are required to develop Conflict Minerals policies, due diligence frameworks and management systems consistent with the OECD Guidance and to drive those efforts throughout their supplier chain.

•	Suppliers of certain JCPenney products will be required to provide written evidence of due diligence documentation including completion of a CMRT.

•	Suppliers must use CFSI designated Conflict-Free Smelters as the source for any of the Conflict Minerals used in the products sold to JCPenney.

JCPenney’s Conflict Minerals Policy is publicly available on the Company’s website at http://ir.jcpenney.com/phoenix.zhtml?c=70528&p=irol-govCSR and includes information regarding how questions can be addressed or policy violations may be reported.

JCPenney publishes its Conflict Minerals Bulletin to Suppliers through its online Supplier Portal. The 2016 Supplier Bulletin reiterated JCPenney’s Conflict Minerals Policy and provided instructions for submitting a CMRT. As outlined in the Bulletin, certain Private Brand, Exclusive Brand and custom decorating suppliers identified as high risk based on the Company’s risk matrix and all Tier 2 trim suppliers were required to submit a CMRT to JCPenney. All Private Brand, Exclusive Brand, trim and custom decorating suppliers that indicated their products contained 3TG were also required to complete an online training course on Conflict Minerals.

JCPenney has a mechanism for suppliers and associates to report any Conflict Minerals issues or concerns including a unique e-mail address for Conflict Minerals. This e-mail address is published in the Company’s Conflict Minerals Policy as well as in the Supplier Bulletin.

OECD Guidance Step Two: Identify and Assess Risk in the Supply Chain

The Conflict Minerals team developed a formal interview questionnaire that was used to discuss design process and development with the associates involved in sourcing for the high risk categories in order to identify whether JCPenney contracts to manufacture any products. After narrowing the Company’s products to those which the Company contracts to manufacture, our due diligence process involved all identified high risk Tier 1 suppliers for the identified Private Brand and Exclusive Brand products, all identified high risk custom decorating suppliers and also included certain known Tier 2 suppliers, such as trim suppliers. We developed our supplier list for our due diligence process by compiling and comparing supplier information from several sources and developed a risk matrix based on likelihood of products containing 3TG. A supplier was identified as high risk if there was a high likelihood that products supplied by such supplier would contain 3TG.
During 2016, JCPenney identified 6 Private Brand and Exclusive Brand suppliers considered high risk, 47 Tier 2 trim suppliers with raw materials that are likely to contain 3TG and 5 custom decorating suppliers likely to use 3TG in their products. Of the 58 total suppliers, 27 previously completed a CMRT for each of 2014 and 2015 and indicated in both years that their products did not contain 3TG. As a result, we did not require a CMRT to be completed for 2016 by those 27 suppliers. Of the remaining 31 suppliers, all of these suppliers have completed a CMRT for 2016 (6 were Tier 1 suppliers and 25 were Tier 2 trim suppliers). Based on the suppliers’ initial responses to the CMRT, JCPenney identified suppliers from whom additional information was required. JCPenney requested that these suppliers provide clarifications to the information submitted on their CMRT. In addition, JCPenney obtained certifications (“Conflict Minerals Certifications”) from 57 of the identified suppliers in which each such supplier certified that (i) all products sold to JCPenney and its subsidiaries comply with JCPenney’s Supplier Principles, (ii) such supplier has developed or will develop appropriate Conflict Minerals policies and (iii) such supplier has developed, or will develop, a due diligence framework and management system consistent with the OECD Guidance.

Based on the survey responses all surveyed JCPenney Tier 1 Private Brand and Exclusive Brand suppliers indicated that their products supplied to the Company do not contain 3TG. Of the 25 surveyed Tier 2 trim suppliers, 7 indicated their products do not contain 3TG. There were 18 surveyed trim suppliers who reported that their products contain 3TG. Those 18 trim suppliers identified a total of 124 different smelters, of which 110 (or 89%) were certified as conflict free by CFSI or received a “conflict-free” designation from an independent third party audit program, and 11 are eligible indicating that the smelters meet the definition of a smelter or refiner under CFSI’s Conflict Free Smelter Program (CFSP) protocols and are subsequently eligible for the audit under the CFSP. Two smelters were determined not to process Conflict Minerals after additional due diligence was conducted and we were unable to confirm the identity of one smelter.

OECD Guidance Step Three: Design and Implement a Strategy to Respond to Identified Risks

The Company has identified several initiatives to reduce the risk that its products may contain Conflict Minerals that benefit armed groups, including the following:

Establish a trim certification program for our Tier 2 suppliers that will include Conflict Minerals due diligence requirements.

A Private Brand Trim Certification Program was implemented in 2014. Trim suppliers must meet certain requirements to be part of the program including completing an application, providing product testing reports for product safety standards, completing an online Conflict Minerals course and certification and providing a CMRT. The Company then provides a list of certified trim suppliers to its Private Brand suppliers. All new trim suppliers that were part of the Trim Certification Program in 2016 completed a CMRT and provided a Conflict Minerals Certification.
Conduct additional Conflict Minerals training for suppliers, including certain identified Tier 2 suppliers.
JCPenney worked with a service provider in 2014 to develop an exclusive interactive online course on Conflict Minerals. The online Conflict Minerals course is required to be completed by all new direct import Private Brand and Exclusive Brand suppliers, any indirect Private Brand and Exclusive Brand suppliers and any custom decorating suppliers where there is a high likelihood that products supplied by such supplier would contain 3TG, and all Tier 2 trim suppliers. Nearly all of the surveyed 2016 suppliers that identified 3TG in their products completed the Conflict Minerals course.
Continue active participation in industry initiatives.
JCPenney is an active member of CFSI and is currently serving on the Steering Committee. CFSI is an industry initiative that audits smelters’ and refiners’ due diligence activities. In addition, CFSI provides its members with a range of tools and resources including the CMRT and RCOI data as well as a wide range of guidance documents on conflict minerals.

JCPenney intends to continue its efforts in the following areas:

•	Drive compliance through education and training

•	Continue to require a Conflict Minerals Certification as part of the onboarding requirements for new direct import and certain indirect import Private Brand and Exclusive Brand suppliers

•	Continue participation in industry initiatives and third party audit programs

•	Engage with Tier 1 suppliers to seek further development of Conflict Minerals programs

•	Continue engagement with internal audit partners to evaluate internal controls related to Conflict Minerals

OECD Guidance Step Four: Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

JCPenney does not carry out its own independent audit of smelters. As outlined in the OECD Guidance, the internationally recognized standard on which the Company’s Conflict Minerals due diligence is based, the Company supports CFSI, an industry initiative that audits smelters’ and refiners’ due diligence activities. The data on which the Company relied for certain statements in this Report was obtained through the Company’s membership in CFSI.

JCPenney compared the smelters identified by suppliers in 2016 with CFSI’s list. Of the 124 smelters identified by suppliers, 110 have been certified as conflict free by CFSI or received a “conflict-free” designation from an independent third party audit program, and 11 are eligible indicating that the smelters meet the definition of a smelter or refiner under the CFSP protocols and are subsequently eligible for audit under the CFSP. Two smelters were determined not to process Conflict Minerals after additional due diligence was conducted and we were unable to confirm the identity of one smelter.

A list of the 121 smelters that process Conflict Minerals and were identified by the Company’s suppliers for 2016 is attached to this Report as Appendix A. A list of the countries of origin of the Conflict Minerals processed by the smelters listed on Appendix A that are known to the Company is attached to this Report as Appendix B. The listed countries of origin are derived from information provided by CFSI.

OECD Guidance Step Five: Report on Supply Chain Due Diligence

JCPenney filed its Form SD and Conflict Minerals Report for the calendar year ended December 31, 2016, which is available at http://ir.jcpenney.com/phoenix.zhtml?c=70528&p=irol-govCSR.

Part II. Product Description

Our in-scope products included:

•	Apparel that contains certain trim, such as zippers

•	Handbags

•	Certain Home Decor

•	Window coverings

With respect to these product categories, significant efforts were made to obtain further information on the origin of 3TG used therein. As described in this Report, additional information was requested, such as a list of materials included in the products, and clarifications to responses on the supplier’s CMRT.

Part III. Audit Report

This Report has not been subject to an independent private sector audit as allowed under applicable Securities and Exchange Commission guidance.

Appendix A
Smelter List

Mineral	Smelter Name	Smelter Location
Gold	Advanced Chemical Company*	USA
Gold	Aida Chemical Industries Co., Ltd.*	Japan
Gold	Argor-Heraeus SA*	Switzerland
Gold	Asahi Pretec Corporation*	Japan
Gold	Asaka Riken Co., Ltd.*	Japan
Gold	Aurubis AG*	Germany
Gold	Boliden AB*	Sweden
Gold	CCR Refinery - Glencore Canada Corporation*	Canada

Gold	Chimet S.p.A.*	Italy
Gold	Heraeus Ltd. Hong Kong*	China
Gold	Heraeus Precious Metals GmbH & Co. KG*	Germany
Gold	Ishifuku Metal Industry Co., Ltd.*	Japan
Gold	Istanbul Gold Refinery*	Turkey
Gold	Asahi Refining USA Inc.*	USA
Gold	LS-NIKKO Copper Inc.*	Korea
Gold	Matsuda Sangyo Co., Ltd.*	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.*	China
Gold	Metalor Technologies S.A.*	Switzerland
Gold	Metalor USA Refining Corporation*	USA
Gold	Metalurgica Met-Mex Penoles, S.A. DE C.V.*	Mexico
Gold	Mitsubishi Materials Corporation*	Japan
Gold	Nihon Material Co., Ltd.*	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.*	Japan
Gold	PAMP SA*	Switzerland
Gold	Royal Canadian Mint*	Canada
Gold	SEMPSA Joyería Platería SA*	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	China
Gold	Solar Applied Materials Technology Corp.*	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.*	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.*	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.*	China
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Umicore Brasil Ltda.*	Brazil
Gold	Umicore SA Business Unit Precious Metals Refining*	Belgium
Gold	United Precious Metal Refining, Inc.*	UNITED STATES
Gold	Valcambi SA*	Switzerland
Gold	Western Australian Mint trading as The Perth Mint*	Western Australia
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery*	China
Gold	Republic Metals Corporation*	USA
Gold	SAFIMET SPA	Italy
Tantalum	F&X Electro-Materials Ltd.*	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	China
Tantalum	Tranzact, Inc.*	UNITED STATES
Tantalum	Hi-Temp Specialty Metals, Inc.*	UNITED STATES
Tin	Alpha*	USA
Tin	Cooperativa Metalurgica de Rondônia Ltda.*	Brazil
Tin	CV United Smelting*	Indonesia
Tin	Dowa*	Japan
Tin	EM Vinto*	Bolivia
Tin	Fenix Metals*	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	China
Tin	Magnu's Minerais Metais e Ligas Ltda.*	Brazil
Tin	Malaysia Smelting Corporation (MSC)*	Malaysia

Tin	Melt Metais e Ligas S/A*	Brazil
Tin	Metallo-Chemique N.V.*	Belgium
Tin	Mineração Taboca S.A.*	Brazil
Tin	Minsur*	Perú
Tin	Mitsubishi Materials Corporation*	Japan
Tin	Operaciones Metalurgical S.A.*	Bolivia
Tin	PT Artha Cipta Langgeng*	Indonesia
Tin	PT ATD Makmur Mandiri Jaya*	Indonesia
Tin	PT Bangka Tin Industry*	Indonesia
Tin	PT Belitung Industri Sejahtera*	Indonesia
Tin	PT Bukit Timah*	Indonesia
Tin	PT DS Jaya Abadi*	Indonesia
Tin	PT Eunindo Usaha Mandiri*	Indonesia
Tin	PT Inti Stania Prima*	Indonesia
Tin	PT Panca Mega Persada*	Indonesia
Tin	PT Refined Bangka Tin*	Indonesia
Tin	PT Sariwiguna Binasentosa*	Indonesia
Tin	PT Stanindo Inti Perkasa*	Indonesia
Tin	PT Timah (Persero) Tbk Kundur*	Indonesia
Tin	PT Timah (Persero) Tbk Mentok*	Indonesia
Tin	PT Tinindo Inter Nusa*	Indonesia
Tin	PT Mitra Stania Prima*	Indonesia
Tin	Thaisarco*	Thailand
Tin	White Solder Metalurgia e Mineração Ltda.*	Brazil
Tin	Yunnan Tin Company Limited*	China
Tin	XiHai - Liuzhou China Tin Group Co ltd*	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Gejiu Zi-Li	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Kai Unita Trade Limited Liability Company	China
Tin	PT Babel Inti Perkasa*	Indonesia
Tin	Soft Metais Ltda.*	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.*	China
Tin	PT Prima Timah Utama*	Indonesia
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	China
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	China
Tungsten	Wolfram Bergbau und Hütten AG*	Austria
Tungsten	Japan New Metals Co., Ltd.*	Japan
Tungsten	Kennametal Fallon*	United States
Tungsten	Kennametal Huntsville*	United States
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.*	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	China

Tungsten	Xiamen Tungsten Co., Ltd.*	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.*	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.*	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	China
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.*	Viet Nam
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	China
Tungsten	Global Tungsten & Powders Corp.*	United States
Tungsten	H.C. Starck GmbH*	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG*	Germany
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*	Viet Nam
Tungsten	Asia Tungsten Products Vietnam Ltd.*	Viet Nam
Tungsten	ALMT Corp*	Japan
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	China
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC*	Viet Nam

* Denotes smelters which have received a “conflict-free” designation from CFSI or a separate independent third party audit program as of April 21, 2017.

Appendix B
Countries of Origin

Based on our due diligence, the identified countries of origin of the Conflict Minerals processed by the smelters and refiners listed in Appendix A may have included the countries listed below. The listed countries of origin are derived from information provided by CFSI.

Australia	Malaysia
Benin	Mali
Bolivia (Plurinational State of)	Mongolia
Brazil	Myanmar
Burkina Faso	Nicaragua
Burundi	Nigeria
China	Panama
Chile	Peru
Colombia	Portugal
Republic of Congo	Russia
Ecuador	Rwanda
Eritrea	Senegal
Ghana	South Africa
Guatemala	Thailand
Guinea	Togo
Guyana	Uganda
Honduras	United States of America
Indonesia	Vietnam
Laos